Exhibit 99.1

GUESS?, INC. REPORTS SECOND QUARTER RESULTS

Q2 Fiscal 2018 GAAP EPS of $0.18, Compared to $0.38 in Q2 Fiscal 2017; Q2 Fiscal 2018 Adjusted EPS of $0.19, Compared to $0.15 in Q2 Fiscal 2017

Q2 Fiscal 2018 Revenues Increased 5% to $574 Million; Increased 5% in Constant Currency

LOS ANGELES, August 23, 2017 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended July 29, 2017.

Victor Herrero, Chief Executive Officer, commented, “We are pleased to report that our adjusted second quarter results finished above the high-end of our expectations for operating margin and earnings per share. Overall, the Company revenues increased 5%, operating margin expanded 120 basis points and operating profit grew 49% compared to last year’s second quarter. We continue to see the results of our efforts in Europe and Asia, where our revenues were up 20% and 17%, respectively, mainly driven by new store openings, wholesale growth and positive comp sales. We are also encouraged by the trends in operating margins for these two regions, as they expanded in the quarter relative to last year. In the Americas Retail, as our performance and the business environment remains soft, we continue to focus on shrinking our footprint and profitability improvements.”

Mr. Herrero concluded, “This is truly an exciting time for Guess. We have now increased revenues for four consecutive quarters and we expect consolidated revenues to continue to increase despite store closures in North America. In Europe and Asia we have seen not only strong double digits growth for several consecutive quarters but also continuing margin expansion. We have achieved meaningful cost reductions, especially in our supply chain. We are accelerating the reduction of our footprint in the U.S., which currently represents less than 36% of our global sales. And finally we are significantly increasing the adjusted guidance for fiscal 2018 and are now expecting to grow top-line, adjusted operating margin and adjusted earnings per share compared to last year.”

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” actual results exclude the impact of (i) asset impairment charges, (ii) a gain from the sale of a minority interest investment, (iii) restructuring charges, (iv) a restructuring related exit tax charge and (v) the related tax effects of these adjustments, where applicable. In addition, “adjusted” guidance also excludes an estimated lease termination charge expected to be recorded in the third quarter of fiscal 2018. A reconciliation of actual reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Second Quarter Fiscal 2018 Results

For the second quarter of fiscal 2018, the Company recorded GAAP net earnings of $15.2 million, a 52.8% decrease from $32.3 million for the second quarter of fiscal 2017. The results for the second quarter of fiscal 2017 included a gain in other net income of approximately $22.3 million (or $20.3 million after considering the related tax impact of $2.0 million), or a favorable $0.24 per share impact, related to the sale of a minority interest investment. GAAP diluted earnings per share decreased 52.6% to $0.18 for the second quarter of fiscal 2018, from $0.38 for the prior-year quarter.

For the second quarter of fiscal 2018, the Company recorded adjusted net earnings of $16.1 million, a 30.4% increase compared to $12.3 million for the second quarter of fiscal 2017. Adjusted diluted earnings per share increased 26.7% to $0.19, compared to $0.15 for the prior-year quarter. The Company estimates the negative impact of currency on diluted earnings per share in the second quarter of fiscal 2018 was approximately $0.05 per share.

Net Revenue. Total net revenue for the second quarter of fiscal 2018 increased 5.3% to $573.7 million, compared to $545.0 million in the prior-year quarter. In constant currency, net revenue increased by 4.9%.

•	Americas Retail revenues decreased 11.2% in U.S. dollars and 10.8% in constant currency. Retail comp sales including e-commerce decreased 10% in U.S. dollars and constant currency.

•	Europe revenues increased 20.1% in U.S. dollars and 18.8% in constant currency. Retail comp sales including e-commerce increased 5% in U.S. dollars and constant currency.

•	Asia revenues increased 17.5% in U.S. dollars and 17.1% in constant currency. Retail comp sales including e-commerce increased 7% in U.S. dollars and 6% in constant currency.

•	Americas Wholesale revenues increased 6.6% in U.S. dollars and 6.8% in constant currency.

•	Licensing revenues decreased 0.2% in U.S. dollars and constant currency.

Operating Earnings. GAAP operating earnings for the second quarter of fiscal 2018 increased 49.2% to $23.2 million (including a $0.8 million favorable currency translation impact), compared to $15.6 million in the prior-year quarter. GAAP operating margin in the second quarter increased 120 basis points to 4.1%, compared to 2.9% in the prior-year quarter, driven primarily by higher initial mark-ups in Europe and overall leveraging of expenses, partially offset by the negative impact on the Company’s fixed cost structure resulting from negative comparable sales in Americas Retail. The negative impact of currency on operating margin for the quarter was roughly 20 basis points.

For the second quarter of fiscal 2018, adjusted operating earnings increased 52.3% to $24.5 million, compared to $16.1 million in the same prior-year quarter. Adjusted operating margin was 4.3%, an increase of 130 basis points compared to the same prior-year quarter.

•
Operating margin for the Company’s Americas Retail segment decreased 290 basis points to negative 3.6% in the second quarter of fiscal 2018, from negative 0.7% in the prior-year quarter. Excluding the impact of the asset impairment charges, operating margin for the Company’s Americas Retail segment decreased by 260 basis points from the same prior-year quarter. This decrease was driven primarily by the negative impact on the fixed cost structure resulting from negative comparable sales and more markdowns.

•
Operating margin for the Company’s Europe segment increased 160 basis points to 10.3% in the second quarter of fiscal 2018, compared to 8.7% in the prior-year quarter. Excluding the impact of the asset impairment charges, operating margin for the Company’s Europe segment improved by 150 basis points compared to the same prior-year quarter. This improvement was driven primarily by higher initial mark-ups and the favorable impact on the fixed cost structure resulting from overall leveraging of expenses.

•
Operating margin for the Company’s Asia segment increased 870 basis points to 2.4% in the second quarter of fiscal 2018, compared to negative 6.3% in the prior-year quarter. Excluding the impact of the asset impairment charges, operating margin for the Company’s Asia segment improved by 920 basis points compared to the same prior-year quarter. The improvement in operating margin was driven primarily by overall leveraging of expenses.

•
Operating margin for the Company’s Americas Wholesale segment increased 300 basis points to 14.9% in the second quarter of fiscal 2018, compared to 11.9% in the prior-year quarter, due to a lower SG&A rate driven primarily by overall leveraging of expenses and higher gross margins.

•	Operating margin for the Company’s Licensing segment decreased 120 basis points to 88.7% in the second quarter of fiscal 2018, from 89.9% in the prior-year quarter.

Other net expense was $1.6 million for the second quarter of fiscal 2018, which primarily includes net unrealized and realized mark-to-market revaluation losses on foreign exchange currency contracts, partially offset by net unrealized mark-to-market revaluation gains on foreign currency balances and unrealized gains on non-operating assets, compared to other net income of $27.4 million in the prior-year quarter. For the second quarter of fiscal 2017, other net income included a realized gain of $22.3 million from the sale of a minority interest investment. The gain from the sale of the minority interest investment has been excluded for purposes of calculating adjusted financial measures for the second quarter of fiscal 2017. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Six-Month Period Results

For the six months ended July 29, 2017, the Company recorded GAAP net loss of $6.1 million, compared to GAAP net earnings of $7.1 million for the six months ended July 30, 2016. GAAP diluted loss per share was $0.08 for the six months ended July 29, 2017, compared to GAAP diluted earnings per share of $0.08 for the prior-year period.

For the six months ended July 29, 2017, the Company recorded adjusted net loss of $3.3 million, a 52.5% improvement compared to $7.0 million for the six months ended July 30, 2016. Adjusted diluted loss per share improved 55.6% to $0.04, compared to $0.09 for the prior-year period. The Company estimates the negative impact of currency on diluted loss per share for the six months ended July 29, 2017 was approximately $0.02.

Net Revenue. Total net revenue for the first six months of fiscal 2018 increased 3.9% to $1.03 billion, compared to $993.8 million in the prior-year period. In constant currency, net revenue increased by 4.5%.

•	Americas Retail revenues decreased 13.0% in U.S. dollars and 12.7% in constant currency. Retail comp sales including e-commerce decreased 12% in U.S. dollars and constant currency.

•	Europe revenues increased 21.4% in U.S. dollars and 22.8% in constant currency. Retail comp sales including e-commerce increased 5% in U.S. dollars and 7% in constant currency.

•	Asia revenues increased 17.2% in U.S. dollars and 16.3% in constant currency. Retail comp sales including e-commerce increased 5% in U.S. dollars and 4% in constant currency.

•	Americas Wholesale revenues increased 6.1% in U.S. dollars and 7.3% in constant currency.

•	Licensing revenues decreased 4.8% in U.S. dollars and constant currency.

Operating Earnings (Loss). GAAP operating loss for the first six months of fiscal 2018 improved 83.1% to $2.3 million (including a $0.8 million favorable currency translation impact), compared to $13.4 million in the prior-year period. GAAP operating margin in the first six months of fiscal 2018 improved 110 basis points to negative 0.2%, compared to negative 1.3% in the prior-year period, driven primarily by overall leveraging of expenses and higher initial mark-ups in Europe, partially offset by the negative impact on the Company’s fixed cost structure resulting from negative comparable sales in Americas Retail. The negative impact of currency on operating margin for the first six months of fiscal 2018 was roughly 20 basis points.

For the first six months ended July 29, 2017, adjusted operating earnings were $1.7 million, compared to adjusted operating loss of $6.7 million for the six months ended July 30, 2016. Adjusted operating margin was 0.2% for the six months ended July 29, 2017, an increase of 90 basis points compared to the same prior-year period.

•
Operating margin for the Company’s Americas Retail segment decreased 570 basis points to negative 9.0% in the first six months of fiscal 2018, from negative 3.3% in the prior-year period. Excluding the impact of the asset impairment charges, operating margin for the Company’s Americas Retail segment decreased by 500 basis points from the same prior-year period. This decrease was driven primarily by the negative impact on the fixed cost structure resulting from negative comparable sales.

•
Operating margin for the Company’s Europe segment increased 430 basis points to 5.5% in the first six months of fiscal 2018, compared to 1.2% in the prior-year period. This improvement was driven primarily by higher initial mark-ups and the favorable impact on the fixed cost structure resulting from overall leveraging of expenses.

•
Operating margin for the Company’s Asia segment increased 410 basis points to 0.5% in the first six months of fiscal 2018, compared to negative 3.6% in the prior-year period. Excluding the impact of the asset impairment charges, operating margin for the Company’s Asia segment improved by 490 basis points compared to the same prior-year period. The improvement in operating margin was driven primarily by overall leveraging of expenses.

•
Operating margin for the Company’s Americas Wholesale segment increased 190 basis points to 16.8% in the first six months of fiscal 2018, compared to 14.9% in the prior-year period. The increase in operating margin was due to higher gross margins.

•	Operating margin for the Company’s Licensing segment decreased 340 basis points to 87.2% in the first six months of fiscal 2018, from 90.6% in the prior-year period.

Other net income was $0.8 million for the first six months of fiscal 2018, which primarily includes unrealized gains on non-operating assets and net unrealized mark-to-market revaluation gains on foreign currency balances, partially offset by net unrealized and realized mark-to-market revaluation losses on foreign exchange currency contracts, compared to $26.3 million in the prior-year period. For the six months ended July 30, 2016, other net income included a realized gain of $22.3 million from the sale of a minority interest investment. The gain from the sale of the minority interest investment has been excluded for purposes of calculating adjusted financial measures for the six months ended July 30, 2016. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on September 22, 2017 to shareholders of record at the close of business on September 6, 2017.

Other Subsequent Events

Subsequent to quarter end, the Company modified certain of its leases held with a common landlord in North America. Under the terms of the agreements, 26 leases with original lease end dates from fiscal 2018 to fiscal 2026 will now end in fiscal 2018 through fiscal 2020. In connection with this agreement, in the third quarter of fiscal 2018, the Company will make up-front payments of roughly $22 million, of which $12 million will be recorded as a lease termination charge and $10 million will be recorded as advance rent payments.

Outlook

The Company’s expectations for the third quarter of fiscal 2018 ending October 28, 2017 and its updated outlook for the fiscal year ending February 3, 2018 are as follows:

Outlook for Total Company[1]

	Third Quarter of Fiscal 2018	Fiscal Year 2018[2]

Consolidated net revenue in U.S. dollars	increase between 4.0% and 6.0%	increase between 6.0% and 7.5%

Consolidated net revenue in constant currency[3]	increase between 2.0% and 4.0%	increase between 4.0% and 5.5%

Estimated impact of 53rd week on consolidated net revenue	—	increase of 1.0%

GAAP operating margin[4]	0.1% to 0.9%	2.4% to 2.8%

Adjusted operating margin[5]	2.2% to 3.0%	3.1% to 3.5%

Currency impact included in operating margin[6]	0 basis points	20 basis points

GAAP EPS[4]	($0.07) to ($0.04)	$0.34 to $0.42

Adjusted EPS[5]	$0.08 to $0.11	$0.52 to $0.60

Currency impact included in EPS[6]	$0.00	$0.02

Estimated impact of 53rd week on EPS	—	$0.03

Notes:
1	The Company’s outlook for the third quarter ending October 28, 2017 and the fiscal year ending February 3, 2018 assumes that foreign currency exchange rates remain at prevailing rates.

2	The Company’s fiscal year 2018 will include 53 weeks, while fiscal year 2017 included 52 weeks.

3	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

4
GAAP operating margin and EPS guidance for the third quarter and the fiscal year 2018 include the impact of asset impairment charges and the related tax impact incurred during the first six months of fiscal 2018 as well as the estimated lease termination charge expected to be recorded in the third quarter.

5
The adjusted operating margin and adjusted EPS guidance for the third quarter and the fiscal year 2018 reflect the exclusion of asset impairment charges and the related tax impact incurred during the first six months of fiscal 2018 as well as the estimated lease termination charge expected to be recorded in the third quarter. The adjusted results do not assume any additional asset impairment charges.

6	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

On a segment basis, the Company expects the following ranges for percentage changes for comparable sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	Third Quarter of Fiscal 2018		Fiscal Year 2018

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	down LDD to HSD	down LDD to HSD	down LDD to HSD	down LDD
Net Revenue	down LDD to HSD	down low-teens to LDD	down LDD	down LDD

Europe:
Comps	__	up HSD to LDD	__	up MSD to HSD
Net Revenue	up mid-twenties	up high-teens	up mid-twenties	up low-twenties

Asia:
Comps	__	up MSD to HSD	__	up MSD
Net Revenue	up low-teens to mid-teens	up mid-teens to high-teens	up high-teens	up high-teens

Americas Wholesale:
Net Revenue	down LSD	down MSD	up LSD	flat

Licensing:
Net Revenue	down MSD	__	down MSD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and six months ended July 29, 2017, the adjusted results exclude the impact of asset impairment charges and the related tax impact. In addition, the adjusted guidance for the third quarter and the fiscal year 2018 also exclude the impact of the estimated lease termination charge expected to be recorded in the third quarter of fiscal 2018. For the three and six months ended July 30, 2016, the adjusted results exclude the impact of a gain on sale of a minority interest investment, restructuring charges, a restructuring related exit tax charge, asset impairment charges and the tax effects of these adjustments. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on August 23, 2017 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of July 29, 2017, the Company directly operated 945 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 699 additional retail stores worldwide. As of July 29, 2017, the Company and its licensees and distributors operated in roughly 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results or events and projected sales (including comparable sales), earnings, capital expenditures, cost savings and cash needs; and guidance for the third quarter and full year of fiscal 2018, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost and workforce reductions; our ability to relocate our European distribution center without incurring shipment delays and/or increased costs; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings (including the European Commission proceeding initiated during the second quarter of fiscal 2018 to investigate whether the Company breached certain European Union competition rules); changes in U.S. tax or tariff policy regarding apparel and other accessory merchandise produced in other countries; accounting adjustments identified from subsequent events arising after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations under the new administration may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	July 29, 2017		July 30, 2016		July 29, 2017		July 30, 2016
	$	%	$	%	$	%	$	%

Product sales	$551,794	96.2%	$523,008	96.0%	$990,114	95.9%	$949,476	95.5%
Net royalties	21,898	3.8%	21,951	4.0%	42,159	4.1%	44,298	4.5%
Net revenue	573,692	100.0%	544,959	100.0%	1,032,273	100.0%	993,774	100.0%

Cost of product sales	375,665	65.5%	359,327	65.9%	689,604	66.8%	665,383	67.0%

Gross profit	198,027	34.5%	185,632	34.1%	342,669	33.2%	328,391	33.0%

Selling, general and administrative expenses	173,546	30.2%	169,553	31.1%	340,945	33.0%	335,054	33.7%
Asset impairment charges	1,233	0.2%	502	0.1%	3,995	0.4%	655	0.0%
Restructuring charges	—	0.0%	—	0.0%	—	0.0%	6,083	0.6%

Earnings (loss) from operations	23,248	4.1%	15,577	2.9%	(2,271)	(0.2%)	(13,401)	(1.3%)

Other income (expense):
Interest expense	(544)	(0.1%)	(458)	(0.1%)	(958)	(0.1%)	(978)	(0.1%)
Interest income	1,260	0.2%	251	0.0%	2,131	0.2%	902	0.1%
Other income (expense), net	(1,630)	(0.3%)	27,390	5.0%	802	0.1%	26,292	2.6%

Earnings (loss) before income tax expense	22,334	3.9%	42,760	7.8%	(296)	(0.0%)	12,815	1.3%

Income tax expense	6,453	1.1%	10,593	1.9%	5,050	0.5%	5,802	0.6%

Net earnings (loss)	15,881	2.8%	32,167	5.9%	(5,346)	(0.5%)	7,013	0.7%

Net earnings (loss) attributable to noncontrolling interests	662	0.1%	(102)	(0.0%)	728	0.1%	(78)	(0.0%)

Net earnings (loss) attributable to Guess?, Inc.	$15,219	2.7%	$32,269	5.9%	$(6,074)	(0.6%)	$7,091	0.7%

Net earnings (loss) per common share attributable to common stockholders:

Basic	$0.18		$0.38		$(0.08)		$0.08
Diluted	$0.18		$0.38		$(0.08)		$0.08

Weighted average common shares outstanding attributable to common stockholders:

Basic	82,396		83,621		82,703		83,567
Diluted	82,763		83,863		82,703		83,809

Effective tax rate	28.9%		24.8%		(1,706.1%)		45.3%

Adjusted earnings (loss) from operations[1]:	$24,481	4.3%	$16,079	3.0%	$1,724	0.2%	$(6,663)	(0.7%)

Adjusted net earnings (loss) attributable to Guess?, Inc.[1]:	$16,051	2.8%	$12,313	2.3%	$(3,300)	(0.3%)	$(6,950)	(0.7%)

Adjusted diluted earnings (loss) per common share attributable to common stockholders[1]:	$0.19		$0.15		$(0.04)		$(0.09)

Adjusted effective tax rate[1]:	29.1%		41.8%		169.5%		(157.8%)

Notes:
1
The adjusted results for the three and six months ended July 29, 2017 reflect the exclusion of asset impairment charges and the related tax impact that were recorded, where applicable. The adjusted results for the three and six months ended July 30, 2016 reflect the exclusion of a gain on sale of a minority interest investment, restructuring charges, a restructuring related exit tax charge, asset impairment charges and the tax impacts of these adjustments, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP earnings (loss) from operations to adjusted earnings (loss) from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the three and six months ended July 29, 2017 and July 30, 2016.

	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Reported GAAP earnings (loss) from operations	$23,248	$15,577	$(2,271)	$(13,401)
Asset impairment charges[1]	1,233	502	3,995	655
Restructuring charges[2]	—	—	—	6,083

Adjusted earnings (loss) from operations	$24,481	$16,079	$1,724	$(6,663)

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$15,219	$32,269	$(6,074)	$7,091

Asset impairment charges[1]	1,233	502	3,995	655

Restructuring charges[2]	—	—	—	6,083

Gain on sale of a minority interest investment[3]	—	(22,279)	—	(22,279)

Income tax adjustments[4]	(401)	1,821	(1,221)	(411)

Exit tax charge[5]	—	—	—	1,911

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	832	(19,956)	2,774	(14,041)

Adjusted net earnings (loss) attributable to Guess?, Inc.	$16,051	$12,313	$(3,300)	$(6,950)

Reported GAAP income tax expense	$6,453	$10,593	$5,050	$5,802

Income tax adjustments[4]	401	(1,821)	1,221	411

Exit tax charge[5]	—	—	—	(1,911)

Total income tax effect	401	(1,821)	1,221	(1,500)

Adjusted income tax expense	$6,854	$8,772	$6,271	$4,302

Adjusted effective tax rate	29.1%	41.8%	169.5%	(157.8%)

Notes:
1
During the three and six months ended July 29, 2017 and July 30, 2016, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures. The results for the three and six months ended July 30, 2016 have been adjusted to show the impact of the asset impairment charges for comparative purposes to same current-year period results.

2
During the first quarter of fiscal 2017, the Company implemented a global cost reduction and restructuring plan to better align its global cost and organizational structure with its current strategic initiatives which resulted in restructuring charges, mainly related to cash-based severance costs, incurred during the six months ended July 30, 2016. The restructuring charges were recorded during the three months ended April 30, 2016.

3	The Company recognized a gain related to the sale of its minority interest equity holding in a privately-held boutique apparel company during the three and six months ended July 30, 2016.

4
The income tax effect of the asset impairment charges and restructuring charges was based on the Company’s assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred. The income tax effect on the gain on sale of the minority interest investment was based on the impact of the transaction on the effective tax rate.

5
As a result of the global cost reduction and restructuring plan, the Company incurred an estimated exit tax charge related to its reorganization in Europe during the six months ended July 30, 2016. The estimated exit tax charge was recorded during the three months ended April 30, 2016.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	July 29,	July 30,	%	July 29,	July 30,	%
	2017	2016	change	2017	2016	change

Net revenue:
Americas Retail	$201,188	$226,550	(11%)	$374,882	$430,711	(13%)
Europe[1]	255,215	212,416	20%	420,603	346,558	21%
Asia[1]	62,733	53,410	17%	126,114	107,638	17%
Americas Wholesale[1]	32,658	30,632	7%	68,515	64,569	6%
Licensing	21,898	21,951	(0%)	42,159	44,298	(5%)
	$573,692	$544,959	5%	$1,032,273	$993,774	4%

Earnings (loss) from operations:
Americas Retail before impairments	$(6,242)	$(1,209)	(416%)	$(30,895)	$(13,810)	(124%)
Asset impairment charges[2]	(918)	(405)		(3,031)	(405)
Americas Retail including impairments	(7,160)	(1,614)	(344%)	(33,926)	(14,215)	(139%)

Europe before impairments[1]	26,196	18,648	40%	23,110	4,210	449%
Asset impairment charges[2]	(8)	(77)		(17)	(194)
Europe including impairments[1]	26,188	18,571	41%	23,093	4,016	475%

Asia before impairments[1]	1,837	(3,358)	155%	1,639	(3,871)	142%
Asset impairment charges[2]	(307)	(20)		(947)	(56)
Asia including impairments[1]	1,530	(3,378)	145%	692	(3,927)	118%

Americas Wholesale[1]	4,859	3,633	34%	11,504	9,594	20%
Licensing	19,422	19,733	(2%)	36,753	40,148	(8%)
	44,839	36,945	21%	38,116	35,616	7%
Corporate Overhead	(21,591)	(21,368)	1%	(40,387)	(42,934)	(6%)
Restructuring Charges	—	—		—	(6,083)
	$23,248	$15,577	49%	$(2,271)	$(13,401)	83%

Operating margins:
Americas Retail including impairments	(3.6%)	(0.7%)		(9.0%)	(3.3%)
Americas Retail before impairments	(3.1%)	(0.5%)		(8.2%)	(3.2%)

Europe including impairments[1]	10.3%	8.7%		5.5%	1.2%
Europe before impairments[1]	10.3%	8.8%		5.5%	1.2%

Asia including impairments[1]	2.4%	(6.3%)		0.5%	(3.6%)
Asia before impairments[1]	2.9%	(6.3%)		1.3%	(3.6%)

Americas Wholesale[1]	14.9%	11.9%		16.8%	14.9%
Licensing	88.7%	89.9%		87.2%	90.6%

Total Company including impairment and restructuring charges	4.1%	2.9%		(0.2%)	(1.3%)
Total Company before impairment and restructuring charges	4.3%	3.0%		0.2%	(0.7%)

Notes:
1
During the first quarter of fiscal 2018, net revenue and related costs and expenses for certain globally serviced customers were reclassified into the segment primarily responsible for the relationship. Accordingly, segment results for Europe, Asia and Americas Wholesale have been adjusted for the three and six months ended July 30, 2016 to conform to the current year presentation.

2
During the three and six months ended July 29, 2017 and July 30, 2016, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures. The results for the three and six months ended July 30, 2016 have been adjusted to show the impact of the asset impairment charges for comparative purposes to same current-year period results.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	July 29, 2017			July 30, 2016	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$201,188	$806	$201,994	$226,550	(11%)	(11%)
Europe[1]	255,215	(2,768)	252,447	212,416	20%	19%
Asia[1]	62,733	(175)	62,558	53,410	17%	17%
Americas Wholesale[1]	32,658	54	32,712	30,632	7%	7%
Licensing	21,898	—	21,898	21,951	(0%)	(0%)
	$573,692	$(2,083)	$571,609	$544,959	5%	5%

	Six Months Ended
	July 29, 2017			July 30, 2016	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$374,882	$1,248	$376,130	$430,711	(13%)	(13%)
Europe[1]	420,603	4,961	425,564	346,558	21%	23%
Asia[1]	126,114	(916)	125,198	107,638	17%	16%
Americas Wholesale[1]	68,515	755	69,270	64,569	6%	7%
Licensing	42,159	—	42,159	44,298	(5%)	(5%)
	$1,032,273	$6,048	$1,038,321	$993,774	4%	4%

Notes:
1
During the first quarter of fiscal 2018, net revenue for certain globally serviced customers was reclassified into the segment primarily responsible for the relationship. Accordingly, segment results for Europe, Asia and Americas Wholesale have been adjusted for the three and six months ended July 30, 2016 to conform to the current year presentation.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	July 29,	January 28,	July 30,
	2017	2017	2016

ASSETS

Cash and cash equivalents	$316,543	$396,129	$415,499

Receivables, net	233,635	225,537	201,260

Inventories	436,044	367,381	379,748

Other current assets	61,208	54,965	55,831

Property and equipment, net	275,417	243,005	271,512

Restricted cash	1,258	1,521	535

Other assets	253,102	245,947	250,631

Total Assets	$1,577,207	$1,534,485	$1,575,016

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$2,033	$566	$555

Other current liabilities	374,628	344,887	337,921

Long-term debt and capital lease obligations	39,214	23,482	23,639

Other long-term liabilities	185,253	180,104	181,159

Redeemable and nonredeemable noncontrolling interests	20,264	16,224	17,110

Guess?, Inc. stockholders’ equity	955,815	969,222	1,014,632

Total Liabilities and Stockholders’ Equity	$1,577,207	$1,534,485	$1,575,016

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	July 29,	July 30,
	2017	2016

Net cash used in operating activities[1]	$(9,665)	$(17,406)

Net cash used in investing activities	(39,537)	(839)

Net cash used in financing activities[1]	(55,091)	(23,404)

Effect of exchange rates on cash, cash equivalents and restricted cash[1]	24,444	11,684

Net change in cash, cash equivalents and restricted cash[1]	(79,849)	(29,965)

Cash, cash equivalents and restricted cash at the beginning of the year[1]	397,650	445,999

Cash, cash equivalents and restricted cash at the end of the period[1]	$317,801	$416,034

Supplemental information:

Depreciation and amortization	$30,585	$34,049

Rent	$132,816	$128,485

Non-cash investing and financing activity:

Assets acquired under capital lease obligations[2]	$17,522	$—

Notes:
1
As a result of the adoption of new authoritative guidance during the first quarter of fiscal 2018 which impacted the classification of certain cash receipts and cash payments in the statement of cash flows, the amounts related to cash flows from operating and financing activities as well as the effect of exchange rates on cash, cash equivalents and restricted cash have been updated for the six months ended July 30, 2016 to conform to the current year presentation.

2
During the second quarter of fiscal 2018, the Company began the relocation of its European distribution center to the Netherlands. As a result, the Company entered into a capital lease of $16.0 million for equipment used in the new facility. During the second quarter of fiscal 2018, the Company also entered into a capital lease for $1.5 million related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	July 29,	July 30,
	2017	2016

Net cash used in operating activities[1]	$(9,665)	$(17,406)

Less: Purchases of property and equipment	(39,591)	(44,223)

Free cash flow[1]	$(49,256)	$(61,629)

Notes:
1
As a result of the adoption of new authoritative guidance during the first quarter of fiscal 2018 which impacted the classification of certain cash receipts and cash payments in the statement of cash flows, net cash used in operating activities and free cash flow have been updated for the six months ended July 30, 2016 to conform to the current year presentation.

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of July 29, 2017		As of July 30, 2016
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States	320	318	342	341

	Canada	104	104	109	109

	Central and South America	94	51	94	47

	Total Americas	518	473	545	497

	Europe and the Middle East	646	363	598	295

	Asia	480	109	495	81

		1,644	945	1,638	873

Guess?, Inc. and Subsidiaries
Directly Operated Retail Store Data
U.S. and Canada

	Six Months Ended
	July 29,	July 30,
	2017	2016

Number of stores at the beginning of the year	450	455

Store openings	4	5

Store closures	(32)	(10)

Number of stores at the end of the period	422	450

Total store square footage at the end of the period	2,089,000	2,193,000